EXHIBIT 23.03(b)

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 27, 2006 with respect to the consolidated statement of assets and liabilities of Millburn International (Cayman) Limited in the Registration Statement on Form S-1 and the related Prospectus of Global Macro Trust as filed with the Securities and Exchange Commission.

/s/ Deloitte & Touche

Grand Cayman, Cayman Islands

April 11, 2006